CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

DDi Corp. (“DDi”) and Bruce McMaster (“Employee”) hereby agree to end the employment relationship between the Employee and DDi and each of its subsidiaries and affiliated companies (all referred to here as the “Company”) on the following basis:

1. Employee’s employment with the Company ended at 5 P.M. on October 31, 2005 (the “Termination Date”). Effective on the Termination Date, Employee resigned from all positions as an officer and employee of DDi and as a member of DDi’s board of directors and committees thereto, as well as from all officer and director positions at any and all direct and indirect subsidiaries of DDi.

2. Employee acknowledges that he has been paid his regular base salary through the Termination Date, and for any earned but unused vacation days. Employee will cooperate fully with an amicable and professional transition of accounts and/or responsibilities. In addition, Employee will return to the Company all files, records, credit cards, keys, equipment, and any other Company property or documents maintained by him for the Company’s use or benefit.

3. Employee represents that he is signing this Agreement voluntarily and with a full understanding of and agreement with its terms, for the purpose of receiving special pay from the Company beyond that provided by normal Company policy.

4. In consideration for and in reliance on Employee’s promises and releases in this Agreement, and upon the effectiveness of this Agreement in accordance with Paragraph 11 hereof, Employee will be entitled to the following benefits:

a.	On the six-month anniversary of the Termination Date, the Company will pay Employee $1,010,000 (the “Severance Amount”), which is equal to his base salary for a period of 24 months. The Severance Amount will be subject to payroll and withholding taxes according to the Company’s normal payroll practices. The net Severance Amount (after tax withholding) shall be applied by the Company to the outstanding principal and interest due and owing pursuant to that certain Secured Promissory Note and Pledge Agreement dated as of November 30, 2001 between Employee and the Company (the “Note”).

b.	For the period beginning on the six month anniversary of the Termination Date and ending on the 24 month anniversary of the Termination Date (the “Severance Period”), the Company will make COBRA payments on behalf of Employee in connection with medical coverage under the Company’s group medical insurance (it being understood that the Company may change the terms of its medical insurance plans in its discretion). In addition, on the six-month anniversary of the Termination Date, the Company will reimburse Employee for any COBRA payments made by the Employee during the first six months following the Termination Date.

c.	Under the terms of the Second Amendment to Restricted Stock Agreement dated as of June 1, 2005 between Employee and the Company, 181,250 shares of currently unvested restricted stock issued to Employee under the DDi Corp. 2003 Management Equity Incentive Plan (the “Plan”) will be deemed to be fully vested on the Termination Date.

d.	Under the terms of the Amendment to Non-Qualified Stock Option Agreement dated as of June 1, 2005 between Employee and the Company, the following unvested stock options granted to Employee under the Plan will be deemed to be fully vested on the Termination Date: (a) 49,900 Tranche A1 Options (exercise price of $0.49/share); and (b) 112,275 Tranche A4 Options (exercise price of $0.001/share).

e.	The Company will accelerate the vesting of the following unvested stock options granted to Employee under the Plan, so that all such stock options will be deemed to be fully vested on the Termination Date: (a) 49,900 Tranche A1 Options (exercise price of $0.49/share); (b) 49,900 Tranche A2 Options (exercise price of $5.00/share); and (c) 49,900 Tranche A3 options (exercise price of $5.75/share).

f.	The Company will extend the post-termination exercise period for all unexercised stock options granted to Employee under the Plan so that all such stock options will be exercisable for the period ending 180 days following the Termination Date.

Employee agrees that he is not entitled to receive, and will not claim, any right, benefit, or compensation other than what is expressly set forth in this Agreement, and hereby expressly waives any claim to any compensation, benefit, or payment which is not expressly referenced in this Agreement.

5. In exchange for the special pay provided in Paragraph 4, Employee promises

a.	to keep this Agreement and its contents in complete confidence and not to disclose the fact or terms of this Agreement or the fact or amount of the special payment(s) to any person, including any past, present, or prospective employee of the Company;

b.	not to disparage the Company or its products, services, or management;

c.	not to use or disclose any confidential information, trade secrets, or financial, personnel, or client information which he learned while employed by the Company;

d.	to make such arrangements the Company may require for the satisfaction of any applicable federal, state, local or foreign withholding tax obligations that may arise in connection with this Agreement, including in connection with the vesting of Employee’s restricted stock and stock options under Paragraph 4 of this Agreement; and

e.	to abide by the terms of that certain Non-Solicitation Agreement dated as of December 12, 2003 between Employee and the Company; provided, however, that Employee and the Company agree that, for purposes of such agreement, the term “Confidential Information” shall mean all information disclosed or obtained by Employee in connection with his employment with the Company, (i) which has been created, discovered, developed or otherwise become known to the Company, its customers, or suppliers, and/or in which proprietary rights have been assigned or otherwise provided to the Company, and (ii) which has commercial value in the businesses in which the Company and its customers and suppliers are engaged, including but not limited to: business plans, records, and affairs; customer files and lists (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of his employment); special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; technical data; software programs; finances; operations and production costs; ideas; plans technology; brokers or other entities which refer customers to the Company; proposals; market analysis; technical services; incentives; customer needs; customer risks or risk factors; customer purchasing patterns; customer renewal or expiration data; customer concerns; Company pricing and profit margins; Company’s commissions and/or fees; insurer information unique to or tailored to Company; and other information which Company has developed at significant expenditure of time, effort and/or expense; provided further, however, that Confidential Information does not include information (a) generally available to the public, (b) contained in an issued patent, or (c) generally known to persons in the printed circuit board business.

In the event of a breach of any provision of this Agreement by Employee, including this Paragraph 5, then (a) Employee shall forfeit, and the Company shall be released from paying the payments under Paragraph 4, above, or, if the breach occurs after the payment has been made, the Company shall, without excluding other remedies available to the Company, be entitled to an award in the amount of the payment made by the Company to Employee; and (b) the full principal and interest due on the Note shall be deemed to continue to be outstanding.

6. Employee does hereby, for himself and his heirs, successors and assigns, release, acquit and forever discharge DDi, its subsidiaries and affiliated companies, and their respective officers, directors, managers, employees, representatives, agents, related entities, successors, and assigns (the “Released Parties”), of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, known or unknown, which he or his heirs may have against such persons or entities based on any actions or events which occurred prior to his Termination Date, including but not limited to those related to, or arising from, Employee’s employment with the Company or the ending thereof; provided, however, that notwithstanding anything to the contrary in the foregoing, this release shall not relieve DDi from its obligation to indemnify and hold harmless Employee pursuant to the provisions of Article IX of DDi’s Certificate of Incorporation (as amended) including, without limitation, in connection with the securities action captioned Raymond Ferrari, et al. v. Joseph P. Gisch, et al., currently pending in the United States District Court for the Central District of California, CV-03-7063. This release includes any and all claims for violation of any law prohibiting discrimination; claims for violation of any law governing payment of wages, including commissions; tort claims; and claims for breach of any express or implied contract or covenant.

In exchange for material portions of the special payment(s) provided in Paragraph 4 and in accordance with the Older Workers Benefit Protection Act, Employee hereby knowingly and voluntarily waives and releases all rights and claims, known and unknown, arising under the Age Discrimination In Employment Act of 1967, as amended, which he might otherwise have had against any of the Released Parties based on any act or omission which occurred on or before the date this Agreement is signed by Employee.

7. It is further understood and agreed that as a condition of this Agreement, Employee is waiving any rights he might have under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

8. This Agreement contains all of the terms, promises, representations, and understandings made between the parties and supersedes any previous representations, understandings, or agreements, except for any agreement by Employee regarding confidentiality and/or protection of Company information, property, or trade secrets, which agreement(s) shall continue in full force and effect. This Agreement may not be changed or modified in any way, except in a writing signed by an authorized representative of the Company and Employee.

9. Employee understands that he is waiving legal rights by signing this Agreement, and has consulted with an attorney and/or other persons to the full extent he wanted to do so before signing this Agreement. Employee acknowledges that (a) the Company has not made any representations to him about, and that he has not relied upon any statement in this Agreement with respect to, any individual tax consequences that may arise by virtue of the special payment provided under this Agreement and/or his sale of shares and stock options, including, but not limited to, the applicability of Section 409A of the Internal Revenue Code, and (b) he has consulted or will consult with his own tax advisors as to any such tax consequences.

10. Employee is hereby advised that he (a) may consult with an attorney prior to signing this Agreement, and (b) has 21 days in which to consider and accept this Agreement by signing this Agreement, which should then be promptly returned to the Company’s General Counsel at the Company. In addition, Employee is advised that he has a period of 7 days following his signing of this Agreement in which he may revoke the Agreement. If Employee timely revokes this Agreement, he will not receive the special pay under Paragraph 4. If Employee does not advise the Company (by a writing received by the Company’s General Counsel at the Company within such 7-day period) of his intent to revoke the Agreement, the Agreement will become effective and enforceable upon the expiration of the 7 days (“Effective Date”).

11. This Agreement will be interpreted, enforced and governed by and under the laws of the State of California. Any dispute regarding the validity or terms of this Agreement or any aspects of Employee’s employment with the Company, including termination, or any other dispute between these parties shall be resolved by an arbitrator selected in accordance with the employment arbitration rules of the Judicial Arbitration and Mediation Services (“JAMS”), or such other arbitration service to which Employee and Company may agree, as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived. The only exception to this promise to arbitrate is a claim by either party for injunctive relief pending arbitration. The arbitration will be held in the city in which Employee last worked, unless the parties agree otherwise.

12. This Confidential Severance Agreement and General Release is signed this 27th day of January, 2006.

“Employee”	/S/ BRUCE McMASTER

Bruce McMaster

“Company”	DDi CORP. By: /S/ KURT E. SCHEUERMAN

Name: Kurt E. Scheuerman

Title: Vice President and General Counsel

Dated: February 9, 2006